EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for  April, May and June 2019 and Conference Call Dates

MCLEAN, Va., April 09, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for April, May and June 2019 and also announced its plan to report earnings for the second fiscal quarter ended March 31, 2019.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of April, May and June 2019, payable per the table below. The Company has paid 186 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
April 22	April 30	$0.07
May 22	May 31	$0.07
June 19	June 28	$0.07
Total for the Quarter:		$0.21

Term Preferred Stock: $0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock (“Term Preferred Stock”) for each of April, May and June 2019, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADN.”

Record Date	Payment Date	Cash Distribution
April 22	April 30	$0.125
May 22	May 31	$0.125
June 19	June 28	$0.125
Total for the Quarter:		$0.375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second fiscal quarter ended March 31, 2019, after the stock market closes on Wednesday, May 1, 2019. The Company will hold a conference call Thursday, May 2, 2019 at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 465-0177 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through May 8, 2019.  To hear the replay, please dial (855) 859-2056 and use playback conference number 1795849.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through July 2, 2019.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation